Exhibit 99.1

GLOBAL BPO SERVICES CORP. ENTERS INTO COMMITMENT FOR

$108,695,428 CREDIT FACILITY IN CONNECTION WITH ITS PROPOSED

ACQUISITION OF STREAM

BOSTON, MA. – February 14, 2008 – Global BPO Services Corp. (AMEX:OOO.U) (“Global BPO”) announced today that it has entered into an agreement with PNC Bank, National Association (“PNC Bank”), as lead lender and administrative and collateral agent, regarding proposed senior secured credit facilities up to an aggregate of $108,695,428 (the “Financing”) for the continued financing of Stream Holdings Corporation (“Stream”), a leading provider of global customer relationship management and other business process outsourcing services to Fortune 1000 companies, following Global BPO’s proposed acquisition of Stream.

PNC Bank has committed to provide, subject to satisfaction of various terms and conditions referred to in its agreement with Global BPO, $30,000,000 of the Financing, and to syndicate the remaining $78,695,428 of the Financing on a best efforts basis with PNC Capital Markets LLC acting as lead arranger and sole bookrunner. The Financing will consist of a five (5) year senior secured revolving credit facility up to $100,000,000 (the “Revolver”) under which borrowing availability will be based on, among other things, Stream’s eligible accounts receivable. The Revolver will have a sub-limit for the issuance of letters of credit to support various leased facilities of Stream. The Financing will also consist of a senior secured domestic term loan up to $5,809,788, and a senior secured foreign term loan up to $2,885,640.

Global BPO expects that approximately $77,000,000 of existing debt of Stream outstanding at January 31, 2008 will be assumed as part of the new Financing.

Global BPO expects to use approximately $23,000,000 of its funds available from its trust account to repay certain other indebtedness of Stream following approval of the proposed Stream acquisition by its stockholders. After the closing of the Stream acquisition and before any potential dissenter cash payments, Global BPO expects that it will have cash of approximately $120,000,000 (based on Stream’s January 31, 2008 balance sheet), depending on the amount of indebtedness drawn under the Financing and an estimated acquisition closing date of June 30, 2008.

Scott Murray, Chairman and Chief Executive of Global BPO, said; “We are very pleased to have the opportunity to continue Stream’s banking relationship with PNC Bank following the closing of our proposed acquisition of Stream. The continuation of Stream’s relationship with PNC Bank will create a strong foundation for Global BPO to develop future financings and build a truly global BPO services business for its shareholders.”

The closing of the PNC Bank Financing is subject to the satisfaction of various terms and conditions, including, without limitation, the closing of the acquisition of Stream by Global BPO, syndication by PNC Capital Markets LLC of $78,695,428 of the Financing on a best efforts basis, PNC Bank’s satisfactory review of the opening pro forma balance sheet reflecting the capitalization of Stream post acquisition by Global BPO, evidence by Stream of certain minimum undrawn availability at closing, and satisfaction of other conditions customary for this type of lending arrangement.

The closing of the Stream acquisition is subject to customary closing conditions, including termination of the waiting period under Hart-Scott-Rodino and the approval of the holders of the majority of outstanding shares of common stock of Global BPO issued in the IPO. It is also subject to holders of less than 30% of Global BPO’s shares of common stock issued in the IPO electing to exercise their conversion rights.

About Global BPO Services Corp.

GBPO is a special purpose acquisition corporation formed in June of 2007 for the purpose of acquiring a business process outsourcing firm. GBPO consummated its initial public offering on October 23, 2007.

Additional Information and Where To Find It

On February 12, 2008, Global BPO Services Corp. (“Global BPO”) filed with the U.S. Securities and Exchange Commission (the “SEC”) a preliminary proxy statement in connection with its proposed merger with Stream Holdings Corporation (“Stream”) and intends to mail a definitive proxy statement and other relevant documents to Global BPO stockholders. Stockholders of Global BPO and other interested persons are advised to read Global BPO’s preliminary proxy statement, amendments thereto as they become available, and the definitive proxy statement when it becomes available, and any other relevant documents filed by Global BPO with the SEC in connection with Global BPO’s solicitation of proxies for the annual meeting of stockholders to be held to approve the proposed merger because these documents contain or will contain important information about Stream, Global BPO and the proposed merger. The definitive proxy statement will be mailed to stockholders as of a record date to be established for voting on the proposed merger. Stockholders may obtain a copy of the preliminary proxy statement and definitive proxy statement, when available, without charge, at the SEC’s internet site at http://www.sec.gov or by directing a request to: Global BPO Services Corp., 125 High Street, 30th Floor, Boston, MA 02110, telephone (617) 517-3252.

Global BPO and its directors and officers may be deemed participants in the solicitation of proxies from Global BPO’s stockholders. A list of the names of those directors and officers and descriptions of their interests in Global BPO is contained in Global BPO’s prospectus dated October 17, 2007, which is filed with the SEC, and is also contained in Global BPO’s preliminary proxy statement. Global BPO’s stockholders may obtain additional information about the interests of its directors and officers in the proposed merger by reading Global BPO’s preliminary proxy statement and the definitive proxy statement when it becomes available.